Exhibit 10.1
AMENDMENT NO. 3
          AMENDMENT NO. 3 dated as of March 3, 2011 (this “Amendment”), among HERCULES OFFSHORE, INC., a Delaware corporation (the “Borrower”), the SUBSIDIARY GUARANTORS (as defined in the hereinafter described Credit Agreement), the ISSUING BANKS (as defined in the Credit Agreement) executing this Amendment on the signature pages hereto, and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent and instructing beneficiary under the Mortgage Trust Agreement (as defined in the Credit Agreement) (in such capacities, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).
          The Borrower, the Subsidiary Guarantors, the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent and certain other parties are parties to that certain Credit Agreement dated as of July 11, 2007 (as has been or may further be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower. The Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Lenders and Issuing Banks party hereto wish to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:
          SECTION 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein as defined therein.
          SECTION 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 of this Amendment, but effective as of the date hereof, the Credit Agreement shall be amended as follows:
          (a) References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.
          (b) Revolving Commitment Reduction. As of the Amendment Effective Date (as defined in Section 4 below), the Revolving Commitments shall be reduced by $35,000,000 from $175,000,000 to $140,000,000. Such reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Any requirement to provide advance written notice of such reduction has been deemed satisfied.
          (c) Applicable Margin. The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:
          “‘Applicable Margin’ shall mean, (a) with respect to any Eurodollar Loan, 5.50%, and (b) with respect to any ABR Loan, 4.50%.”.

          (d) Consolidated EBITDA. The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended as follows:
               (i) subclause (v) of clause (b) thereof is hereby amended to insert the phrase “, the Third Amendment, the Seahawk Acquisition” immediately after the reference to “Second Amendment” therein; and
               (ii) the last sentence of such definition is hereby amended in its entirety to read as follows:
          “Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition (other than the Acquisition and the Seahawk Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination (including any related Incurrence and/or repayment of Indebtedness) as if each such Permitted Acquisition (and any such related transaction) had been effected on the first day of such period and as if each such Asset Sale (and any such related transaction) had been consummated on the day prior to the first day of such period.”.
          (e) Consolidated Interest Expense. The definition of “Consolidated Interest Expense” in Section 1.01 of the Credit Agreement is hereby amended as follows:
               (i) clause (b) thereof is hereby amended to insert the phrase “, the Third Amendment” immediately after the reference to “Second Amendment” therein; and
               (ii) the last sentence of such definition is hereby amended in its entirety to read as follows:
      “Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisitions (other than the Acquisition and the Seahawk Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.”.
          (f) Permitted Acquisition. The definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended to:

          (A) delete subclause (ii) of clause (b) thereof in its entirety and insert the following new clause (ii) in its place:
     “(ii) after giving effect to such transaction on a Pro Forma Basis (except that, in connection with the Seahawk Acquisition, such calculation need not be made on a Pro Forma Basis with respect to the operational results of the business acquired in connection with the Seahawk Acquisition to the extent occurring prior to the consummation thereof), Borrower shall be in compliance with all covenants set forth in Sections 6.10(a) and (b) as of the most recent Test Period (assuming for purposes of Section 6.10, that such transaction (including all Incurrences of Indebtedness in connection therewith), and all other Permitted Acquisitions (other than the Seahawk Acquisition, as provided above in this subclause (ii)) consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction (including all Incurrences of Indebtedness in connection therewith), had occurred on the first day of such relevant Test Period); provided that for purposes of this subclause (ii) (other than in connection with the Seahawk Acquisition or any Permitted Stock Acquisition), (A) the maximum Total Leverage Ratio permitted under Section 6.10 (a)(i) shall be deemed to be 0.50 to 1.00 less than the applicable ratio set forth therein and (B) the references to “$75,000,000” and “$50,000,000” in Section 6.10 (a)(ii) shall be deemed, in each case, to be references to “$100,000,000”;”
          (B) delete the word “and” at the end of subclause (vi) of clause (b) thereof;
          (C) replace the “.” at the end of subclause (vii) of clause (b) thereof with “; and”; and
          (D) insert a new subclause (viii) of clause (b) thereof, to read in its entirety as follows:
          “(viii) with respect to the Seahawk Acquisition, the Seahawk Acquisition Conditions shall have been satisfied.”.
          (g) Seahawk Acquisition; Third Amendment. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order:
          “‘Seahawk Acquisition’ shall mean the acquisition contemplated by the Seahawk Acquisition Agreement.
          “‘Seahawk Acquisition Agreement’ shall mean that certain Asset Purchase Agreement dated as of February 11, 2011, among Seahawk Drilling, Inc., Seahawk Global Holdings LLC, Seahawk Mexico Holdings LLC, Seahawk Drilling Management LLC, Seahawk Drilling LLC, Seahawk Offshore

Management LLC, Energy Supply International LLC and Seahawk Drilling USA, LLC, as sellers, and SD Drilling LLC and the Borrower, as purchasers, pursuant to which the Companies will, among other things, purchase the Seahawk Vessels.”
          “‘Seahawk Acquisition Conditions’ shall mean the following conditions:
               (a) the Seahawk Acquisition shall have been consummated on or prior to August 31, 2011, in all material respects in accordance with the Seahawk Acquisition Agreement as in effect on February 11, 2011 (the “Execution Date”), without waiver or amendment thereto or any consent granted thereunder (other than such waivers, amendments or consents that could not reasonably be expected to be materially adverse to the interests of the Borrower (it being understood that (i) any increase to the cash consideration paid (or payable) to the sellers in connection with the Seahawk Acquisition of an amount greater than $45,000,012 shall be deemed to be materially adverse to the interests of the Borrower if, as a result of such increase in the cash consideration, the Cash Component of the Liquidity Amount (which Cash Component, for purposes of this clause (a), shall (x) not include the proceeds of any Revolving Borrowings or other Indebtedness and (y) be determined based on the assumption that all payables of the Borrower and its Subsidiaries shall have been paid in the ordinary course of business, consistent with past practices) shall be less than $85.0 million on the date that the Seahawk Acquisition is consummated and after giving effect thereto, and (ii) any material addition to the scope of the Assumed Liabilities (as defined in the Seahawk Acquisition Agreement as in effect on the Execution Date), other than additional liabilities incurred in the ordinary course of business with respect to the Purchased Assets (as defined in the Seahawk Acquisition Agreement as in effect on the Execution Date), shall, in each case, be deemed to be materially adverse to the interests of the Borrower));
               (b) the Transfer Order (as defined in the Seahawk Acquisition Agreement) and any findings of fact and conclusions of law entered in connection with the Transfer Order, which, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been entered by the Bankruptcy Court (as defined in the Seahawk Acquisition Agreement), and shall, for the avoidance of doubt, (I) be a Final Order (as defined in the Seahawk Acquisition Agreement) as of the date the Seahawk Acquisition is consummated and (II) include, without limitation, together with any findings of fact and conclusions of law entered in connection with the Transfer Order, a finding and determination that the Borrower and SD Drilling LLC (and any other Subsidiary of the Borrower that is purchaser of the Purchased Assets) are good faith purchasers within the meaning of 11 U.S.C. § 363(m);
               (c) the Administrative Agent shall have received an Officer’s Certificate, in form and substance reasonably satisfactory to it, (i) certifying that the Seahawk Acquisition complies with clauses (a) and (b) above (which shall have attached thereto reasonably detailed back-up data and calculations showing such compliance) and (ii) attaching thereto true, complete and correct copies (together with all material exhibits, schedules and certificates) of the Transfer Order entered by the Bankruptcy Court and the Seahawk Acquisition Agreement approved by the Bankruptcy Court; and
               (d) (i) the Purchased Assets shall be acquired by a person that is, or shall substantially concurrently with the consummation of the Seahawk Acquisition become, a Wholly Owned Subsidiary and a Subsidiary Guarantor and (ii) such Person shall have executed such agreements or documents and taken such actions applicable to a Domestic Subsidiary of a Loan Party described in Section 5.11(b) on or prior to the date the Seahawk Acquisition is so consummated.”
          “‘Seahawk Vessels’ shall mean the Vessels set forth on Schedule I to the Third Amendment (or in a supplement thereto in form and substance reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent by the Borrower in connection with the Seahawk Acquisition).”
          “‘Third Amendment’ shall mean that certain Amendment No. 3 to this Agreement, dated as of March 3, 2011, among the Borrower, the Subsidiary Guarantors, the Issuing Banks executing such Amendment No. 3 on the signature pages thereto, and UBS AG, STAMFORD BRANCH, as the Administrative Agent, the Collateral Agent and an Issuing Bank.”
          (h) Representations and Warranties. Section 3.04(b) of the Credit Agreement is hereby amended by deleting the reference to “March 31, 2009” therein and replacing it with a reference to “September 30, 2010”.
          (i) Affirmative Covenants. Article V of the Credit Agreement is hereby amended by:
               (i) inserting the phrase “(exclusive of any Seahawk Vessels)” immediately after the first two references to “Mortgaged Vessels” in Section 5.14; and
               (ii) inserting the following new Section 5.19 in the proper numerical order:
          “SECTION 5.19 Seahawk Vessels. Notwithstanding any provision to the contrary in this Agreement, as soon as reasonably practicable after any Company acquires any Seahawk Vessel, but in no event later than 30 days after the acquisition thereof (or such later date that the Administrative Agent may agree in its sole discretion), (i) execute and deliver to the Administrative Agent and the Collateral Agent a new Ship Mortgage or amendments or supplements to an existing Ship Mortgage as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Mortgage Trustee, for its benefit and for the benefit of the other Secured Parties, a Lien on each Seahawk Vessel, subject to no Liens other than Permitted Liens, (ii) take all actions reasonably requested by the Collateral Agent or the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Ship Mortgage in accordance with all applicable Requirements of Law, including the filing of such Ship Mortgage or amendment or supplement to an existing Ship Mortgage in the appropriate vessel registry and (iii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, certificates, copies of searches and filings and favorable written opinions of counsel and other items of the types required to have been delivered pursuant to Section 4.01(o), all in form, content and scope reasonably satisfactory to the Administrative Agent.”.
          (j) Negative Covenants. Section 6.04 of the Credit Agreement is hereby amended to delete the reference to “$25.0 million” occurring in clause (k) thereof and inserting in its place the phrase “$50.0 million”.
          (k) Financial Covenants. Subclause (i) of clause (a) of Section 6.10 of the Credit Agreement is hereby amended in its entirety to read as follows:
     “(i) Permit the Total Leverage Ratio, as of the last day of any Test Period occurring during a period set forth below, to exceed the applicable ratio set forth opposite such period below:

	Total Leverage Ratio	Total Leverage Ratio
	(if the Seahawk	(if the Seahawk
	Acquisition has been	Acquisition has not been
	consummated during or	consummated during or
	prior to the relevant	prior to the relevant Test
Period	Test Period)	Period)

October 1, 2010 — December 31, 2010	7.50 to 1.00	7.50 to 1.00
January 1, 2011 — March 31, 2011	7.00 to 1.00	7.00 to 1.00
April 1, 2011 — June 30, 2011	6.75 to 1.00	6.75 to 1.00
July 1, 2011 — September 30, 2011	7.50 to 1.00	7.50 to 1.00
October 1, 2011 — December 31, 2011	7.75 to 1.00	7.75 to 1.00
January 1, 2012 — March 31, 2012	7.50 to 1.00	7.75 to 1.00
April 1, 2012 — June 30, 2012	7.25 to 1.00	7.50 to 1.00
July 1, 2012 — September 30, 2012	6.75 to 1.00	7.00 to 1.00
October 1, 2012 — December 31, 2012	6.25 to 1.00	6.50 to 1.00
January 1, 2013 — March 31, 2013	6.00 to 1.00	6.25 to 1.00
April 1, 2013 and thereafter	5.75 to 1.00	6.00 to 1.00

     SECTION 3. Representations and Warranties. Each Loan Party represents and warrants to the Agents, the Issuing Banks and each of the Lenders that, as of the date hereof and as of the Amendment Effective Date (as defined below, and, with respect to the Amendment Effective Date, after giving effect to this Amendment):
          (a) The representations and warranties of such person set forth in the Credit Agreement and the other Loan Documents (other than Section 3.04(b) of the Credit Agreement) are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and as if each reference therein to “this Agreement” or “the Credit Agreement” (or words of similar import) included reference to this Amendment.
          (b) No Default has occurred that is continuing.
          (c) This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (d) Execution and delivery by the Loan Parties of this Amendment, and consummation of the transactions contemplated hereby, (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate the Organizational Documents of any Company, (iii) will not violate any Requirement of Law, (iv) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (v) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.
          (e) Since September 30, 2010, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
          (f) No information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of Borrower and its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Amendment or delivered pursuant hereto (including in connection with the Seahawk Acquisition), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized due care and assumptions believed by the Borrower to be reasonable at the time in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material); provided, further, that, with respect to financial statements other than projected financial information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of the Borrower as at the dates of, and for the periods specified in, such financial information.
          SECTION 4. Conditions Precedent. This Amendment and the amendments described herein shall become effective as of the date first written above (such date, the “Amendment Effective Date”) upon delivery of written notice by the Administrative Agent to the Borrower and the Lenders that each of the following conditions precedent have been satisfied or waived (or such other written notice specifying that the Amendment Effective Date has occurred):
          (a) Signature Pages. The Administrative Agent shall have received (i) one or more counterparts of this Amendment, executed and delivered by the Borrower, the Subsidiary Guarantors and the Administrative Agent and (ii) written consents to this Amendment, in the form of Annex A hereto, duly executed and delivered by the Required Lenders.
          (b) Revolving Exposure Reduction. In the event that, after giving effect to the reduction of the Revolving Commitments set forth in Section 2(b) of this Amendment, the sum of the Revolving Exposures would exceed $140,000,000, the Administrative Agent shall have received the prepayments, repayments, replacements and/or cash collateralization that would be required by Section 2.10(b) of the Credit Agreement.
          (c) Amendment Fee. The Administrative Agent, on behalf of itself and the Lenders executing this Amendment, shall have received the amendment fee due and payable pursuant to Section 5(b) of this Amendment and all fees and other amounts (if any) separately agreed by the Administrative Agent and the Borrower to be payable in connection with this Amendment.
          (d) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the Issuing Bank, a customary written opinion of Baker Botts L.L.P., counsel for the Loan Parties, (i) dated as of the Amendment Effective Date, (ii) addressed to the Agents, the Issuing Banks and the Lenders and (iii) covering such matters relating to this Amendment and the Loan Documents as the Administrative Agent shall reasonably request.

          (e) Costs and Expenses. The Borrower shall have paid all other fees and expenses due and payable pursuant to Section 5(c) of this Amendment.
          (f) Desktop Appraisal. The Administrative Agent shall have received from the Borrower a recently dated Desktop Appraisal (which Desktop Appraisal shall include the Seahawk Vessels).
          (g) Officer’s Certificate. The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from a Financial Officer of the Borrower, dated the Amendment Effective Date, certifying that the representations and warranties set forth in Section 3 of this Amendment are true and correct as of the Amendment Effective Date and attaching to such certificate true and complete copies of the Seahawk Acquisition Agreement (and all material related documents) as of such date.
     SECTION 5. Miscellaneous. (a) This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement. Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and each Loan Party (i) ratifies and confirms all provisions of the Credit Agreement as amended by this Amendment and the other Loan Documents, and (ii) ratifies and confirms that all Liens granted by such Loan Party and all obligations of such Loan Party under the Credit Agreement as amended by this Amendment and the Loan Documents are not released, reduced, or otherwise adversely affected by this Amendment.
          (b) Upon the satisfaction of the conditions set forth in clauses (a), (b), (d), (f) and (g) of Section 4 of this Amendment, the Borrower shall pay, without setoff, deduction or counterclaim, a non-refundable amendment fee to the Administrative Agent for the account of each Lender that has duly executed and delivered a written consent to this Amendment in the form of Annex A hereto via facsimile or email (in portable document format (“PDF”) or similar format) to the attention of Vincenzo Lucibello at Skadden, Arps, Slate, Meagher & Flom LLP, telecopy no. 917-777-3415, email Vincenzo.Lucibello@skadden.com, at or prior to 12:00 p.m., New York time, on or before February 25, 2011 (as such time may be extended by the Borrower in its sole discretion) in the amount of (i) in the case of a Revolving Lender, 25 basis points of such Lender’s Revolving Commitment (based on Revolving Commitments of $175,000,000) and (ii) in the case of a Term Loan Lender, 25 basis points of such Lender’s aggregate unpaid principal amount of Term Loans outstanding as of the date thereof.
          (c) The Borrower shall pay all reasonable out-of-pocket expenses paid or incurred by the Agents incident to this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of the Agent’s counsel in connection with the negotiation, preparation, delivery and execution of this Amendment and any related documents, in each case, for which the Borrower has received an invoice on or prior to the day immediately preceding the Amendment Effective Date.
          (d) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means, including by PDF, shall be effective as delivery of a manually executed counterpart of this Amendment.
          (e) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
          (f) This Amendment constitutes the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
[remainder of page intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Credit Agreement to be duly executed and delivered as of the day and year first above written.

Hercules Offshore, Inc.
By:	/s/ Stephen M. Butz
	Name:	Stephen M. Butz
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Hercules Drilling Company, LLC
Hercules Liftboat Company, LLC
Hercules Offshore Services LLC
Hercules Offshore Liftboat Company, LLC
THE Offshore Drilling Company
TODCO Mexico Inc.
Cliffs Drilling Company
TODCO Americas Inc.
TODCO International Inc.
Cliffs Drilling Trinidad L.L.C.
THE Onshore Drilling Company
Hercules Offshore Holdings, Ltd.
Hercules Offshore Middle East, Ltd.

By:	/s/ Stephen M. Butz
	Name:	Stephen M. Butz
	Title:	Treasurer

Delta Towing Holdings, LLC Delta Towing, LLC
By:	/s/ Renee Pitre
	Name:	Renee Pitre
	Title:	Vice President — Finance

signature page to Amendment No.3

UBS AG, Stamford Branch, as Administrative Agent, as Collateral Agent and as an Issuing Bank

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director, Banking Products Services, US

By:	/s/ April Varner-Nanton
	Name:	April Varner-Nanton
	Title:	Director, Banking Products Services, US

signature page to Amendment No.3